Exhibit 10.3

Lock-Up Agreement

[ • ], 2015

Celsus Therapeutics Plc
24 West 40th Street, 8th Floor
New York, NY 10018

Ladies and Gentlemen:

The undersigned (the “Shareholder”) understands that Celsus Therapeutics Plc, a company organized under the laws of England and Wales (“Celsus”), has entered into a Share Exchange Agreement, dated as of July 10, 2015 (the “Agreement”), with RPC Pharma Limited, a company organized under the laws of Malta (the “Company”), pursuant to which Celsus will purchase all of the capital stock of Volution Immuno Pharmaceuticals SA (“Volution”) from the Company, Volution’s sole shareholder, in exchange for ordinary shares of Celsus (the “Acquisition”). Capitalized terms used but not otherwise defined in this agreement (this “Lock-Up Agreement”) will have the meanings ascribed to such terms in the Agreement.

As a material inducement to the willingness of each of Celsus and the Company entering into the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Shareholder agrees that during the period beginning on the Completion Date and continuing until and including the 180 day anniversary of the Completion Date (the “Restricted Period”), the Shareholder (or its successors, assigns or designees) will not (A) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Celsus Shares or any securities convertible into or exercisable or exchangeable for Celsus Shares, including without limitation, such other securities of Celsus which may be deemed to be beneficially owned by the Shareholder in accordance with the rules and regulations of the Securities and Exchange Commission and securities of Celsus which may be issued upon exercise of a share option or warrant (collectively, the “Shareholder’s Shares”) or (B) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Celsus Shares or such other securities, whether any such transaction described in clause (A) or (B) above is to be settled by delivery of Celsus Shares or such other securities, in cash or otherwise (the “Restrictions”).

None of the Restrictions apply to the disposal of any of the Shareholder’s Shares or of any interest therein: (i) pursuant to acceptance of any offer (regardless of whether it is recommended by the board of the Company or not) made by any person in force to holders of the same class of shares as the Shareholder’s Shares to acquire the whole or any part of the shares of such class; or (ii) pursuant to an irrevocable commitment or undertaking to accept a general offer of the kind referred to in (i); or (iii) pursuant to a scheme of arrangement under Part 26 of the Companies Act 2006 (the “Act”) providing for the acquisition by any person of the whole or any part of the shares of such class of shares as the Shareholder’s Shares; or (iv) to a shareholder of the Shareholder provided that (a) any such disposal (when taken together with all other such disposals to a shareholder of the Shareholder) does not account for more than 70% of the Shareholder’s Shares and (b) such person or entity shall enter into a deed prior to the transfer to be bound, mutatis mutandis by the restrictions contained in this Lock Up Agreement; or (v) pursuant to a conversion or redesignation of any of the Shareholder’s Shares of one class to become shares of another class (but for the avoidance of doubt the Restrictions shall apply to any such shares issued as a result of such conversion or redesignation).

An attempted transfer in violation of this Lock-Up Agreement will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this Lock-Up Agreement, and will not be recorded on the share transfer books of Celsus. Celsus may cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents or instruments evidencing ownership of the Shareholder’s Shares:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH A LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

The Shareholder hereby represents and warrants that the Shareholder has full power and authority to enter into this Lock-Up Agreement. All authority conferred or agreed to be conferred and any obligations of the Shareholder under this Lock-Up Agreement will be binding upon the successors, assigns, heirs or personal representatives of the Shareholder.

The Shareholder understands that each of Celsus and the Company is relying upon this Lock-Up Agreement in proceeding toward consummation of the Acquisition. The Shareholder further understands that this Lock-Up Agreement is irrevocable and is binding upon the Shareholder’s heirs, legal representatives, successors and assigns.

This Lock-Up Agreement and any claim, controversy or dispute arising under or related to this Lock-Up Agreement will be governed by and construed in accordance with English law, without regard to the conflict of laws principles thereof. Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute relating to the Lock-Up Agreement. Each party irrevocably agrees that any process in any legal action or proceedings relating to any dispute relating to the Lock-Up Agreement may be served on it in accordance with the provisions of clauses 13 and 14 of the Agreement.

The Shareholder understands that if the Agreement is terminated in accordance with its terms, the Shareholder will be released from all obligations under this Lock-Up Agreement. This Lock-Up Agreement automatically terminates on the expiry of the Restricted Period.

This Lock-Up Agreement sets out the entire agreement and understanding between the Parties in respect of the subject matter of this Lock-Up Agreement.

This Lock-Up Agreement may be executed in any number of counterparts (including facsimile or PDF), each of which when executed and delivered, shall be deemed an original, but all the counterparts together shall constitute one and the same instrument.

This Lock-Up Agreement has been entered into as on the date stated at the beginning of it.

Signed by	)
for and on behalf of	)
Celsus Therapeutics Plc	Director

Signed by	)
for and on behalf of	)
RPC Pharma Limited	Director